Exhibit 99

Dear Shareholder:

The first half of 2009 was a difficult period for most banking companies as the effects of the recession have negatively impacted all sectors of the economy. As you will see from the enclosed financial statement, our performance was much weaker than the comparable period of 2008. There are however, some bright spots that give us confidence that we will be well positioned to rapidly improve performance when the economy recovers. Specifically, we are a very well capitalized company with sufficient resources to take advantage of opportunities that may arise through this time of economic difficulty. Our capital ratios are substantially above the minimums for the "well capitalized" regulatory designation. Our margins have improved significantly as a result of the efforts made to manage the mix and pricing of funding sources and price earning assets to meet strategic targets. We have controlled non interest expenses throughout the slowing economy giving us the potential for improved performance as net interest revenues grow and credit costs subside as the economy improves.

The enclosed financial statement and earnings release will provide you with information on our performance through the first six months of 2009. Net income for the six months ended June 30, 2009 is being reported at $553 thousand compared to $1.24 million for the same period of 2008. For the second quarter ended June 30, 2009, the company produced net income of $182 thousand compared to $627 thousand for the period ending June 30, 2008.

Earnings for the first half of 2009 were negatively impacted by higher credit costs and lower net interest margin for the comparable period of 2008. Provision to the reserve for loan losses for the first six months of 2009 equaled $1.85 million compared to $715 thousand for the same period of 2008. Net interest margin through June 30, 2009 equaled 3.57% compared to 3.87% for the first six months of 2008. Margin has improved throughout 2009 as the company's deposit liabilities are priced to the current market rates.

Total assets equaled $371 million at June 30, 2009 compared to $375 million at December 31, 2008. Loans, net of reserves, grew to $303 million at June 30, 2009 from $298 million at December 31, 2008. Deposits declined over the period from $311 million at December 31, 2008 to $297 million at June 30, 2009.

We appreciate your continued support as shareholders and customers.


Sincerely,

Mason Y. Garrett
Chairman

Ronald K. Earnest
President

                                  PRESS RELEASE

GREENVILLE, S.C., July 28, 2009 - GrandSouth Bancorporation (OTCBB:GRRB), the bank holding company for GrandSouth Bank, today announced that net income for the quarter ended June 30, 2009 was $182 thousand compared to net income of $627 thousand for the second quarter of 2008. For the first six months of 2009, net income equaled $553 thousand compared to $1.24 million for the same period of 2008. Return on average shareholders equity for the first six months of 2009 was 3.34% compared to 10.61% for the same six month period of 2008.

"The banking environment continues to be challenging," said Ron Earnest, President. "Earnings were negatively impacted during the second quarter by a combination of higher credit costs and $228 thousand increase in deposit insurance premiums over year earlier levels. However, we have seen improvements in margin, capital levels and expense management and believe we will be positioned well to deliver higher performance as we come out of the recession."

Loans, net of reserves, grew to $303 million at June 30, 2009 compared to loans at December 31, 2008 of $298 million. Total assets at June 30, 2009 were $371 million compared to $375 million at December 31, 2008. Deposits totaled $297 million at quarter end versus $311 million at December 31, 2008. Shareholders' equity at June 30, 2009 was $32.8 million compared with $24.4 million at December 31, 2008, primarily as a consequence of the company's having sold preferred stock to the U.S. Treasury in January 2009 for $9 million.

Net income for the first six months of 2009 declined as additions were made to the reserve for loan losses of $1.85 million compared to $715 thousand for the first six months of 2008. The reserve for loan losses equaled 1.49% of period ended loans as of June 30, 2009 versus 1.13% at June 30, 2008. Net interest margin equaled 3.57% for the six month period ended June 30, 2009 and continues to improve as deposits are re-priced. The margin for the year earlier period ended June 30, 2008 was 3.87%.

Total non performing assets at June 30, 2009 equaled 3.61% of total assets compared to 2.10% at December 31, 2008. Non performing loans represent 3.88% of total loans at June 30, 2009 compared to 2.39% at December 31, 2008. Credit losses, net of recoveries as a percentage of average loans, equaled .90% on an annualized basis as of June 30, 2009 versus .61% for 2008.

GrandSouth Bancorporation is a public company trading in the over-the-counter market under the symbol GRRB.OB with three offices located at 381 Halton Road, Greenville, S.C. and 325 South Main Street, Fountain Inn, S.C. and 1601 North Fant Street, Anderson, S.C.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.

Contact: Ronald K. Earnest, President (864) 770 - 1000

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share data)
                                                   At June 30,   At December 31,
                                                       2009         2008 (1)
                                                   (Unaudited)     (Audited)
                                                   -----------     ---------
ASSETS
Cash and Due From Banks ........................    $  9,848      $ 11,211
Investment Securities ..........................      42,160        51,304
Loans, net .....................................     303,341       297,523
Other Assets ...................................      15,736        14,979
                                                    --------      --------

Total Assets ...................................    $371,085      $375,017
                                                    ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits ...................    $ 14,406      $ 15,331
Interest bearing deposits ......................     282,423       295,554
                                                    --------      --------
           Total deposits ......................     296,829       310,885

Borrowings .....................................      37,747        37,247
Other liabilities ..............................       3,742         2,712
                                                    --------      --------
           Total liabilities ...................     338,318       350,844

Shareholders' equity ...........................      32,767        24,173
                                                    --------      --------

Total liabilities and shareholders' equity .....    $371,085      $375,017
                                                    ========      ========

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                                       Three Months                  Six months
                                                                                       Ended June 30,               Ended June 30,
                                                                                       --------------               --------------
                                                                                     2009          2008         2009           2008
                                                                                     ----          ----         ----           ----
Total interest income ......................................................       $ 5,567       $ 6,256       $11,042       $12,847

Total interest expense .....................................................         2,215         3,006         4,679         6,361
                                                                                   -------       -------       -------       -------
            Net interest income ............................................         3,352         3,250         6,363         6,486

Provision for possible loan losses .........................................         1,250           460         1,850           715
                                                                                   -------       -------       -------       -------
           Net interest income after provision for possible
                loan losses ................................................         2,102         2,790         4,513         5,771

Total noninterest income ...................................................           229           208           451           394

Total noninterest expense ..................................................         2,121         2,022         4,167         4,237
                                                                                   -------       -------       -------       -------
           Income before taxes .............................................           210           976           797         1,928

Income tax expense .........................................................            28           349           244           689
                                                                                   -------       -------       -------       -------
           Net Income ......................................................       $   182       $   627       $   553       $ 1,239
                                                                                   -------       -------       -------       -------
Deductions for amounts not available to common shareholders
           Net amortization (accretion) of preferred stock .................            23                          43
           Dividends declared and accumulated on preferred stock ...........           124                         233
                                                                                   -------       -------       -------       -------
           Net income available to common shareholders .....................       $    35       $   627       $   277       $ 1,239
                                                                                   =======       =======       =======       =======

NET INCOME PER COMMON SHARE, BASIC .........................................       $  0.01       $  0.19       $  0.08       $  0.37
                                                                                   =======       =======       =======       =======

NET INCOME PER COMMON SHARE, DILUTED .......................................       $  0.01       $  0.18       $  0.08       $  0.35
                                                                                   =======       =======       =======       =======


(1) The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.